UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Marlin Business Services Corp.

(Name of Registrant as Specified In Its Charter)

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MARLIN BUSINESS SERVICES CORP.
300 Fellowship Road
Mount Laurel, NJ 08054
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2008
To the Shareholders of Marlin Business Services Corp.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on May 22, 2008, at 9:00 a.m. at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, for the following purposes:
1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To approve an increase in the number of shares of common stock authorized for issuance under the Corporation’s 2003 Equity Compensation Plan (the “Plan”) and to approve the Plan, as amended; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed April 11, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors
/s/ GEORGE D. PELOSE
George D. Pelose
Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person.
Dated: April 22, 2008

MARLIN BUSINESS SERVICES CORP.
300 Fellowship Road
Mount Laurel, NJ 08054
Proxy Statement
Introduction
This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Thursday, May 22, 2008, at 9:00 a.m., at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, or at any adjournment or postponement thereof, for the purposes set forth below:
1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To approve an increase in the number of shares of common stock authorized for issuance under the Corporation’s 2003 Equity Compensation Plan (the “Plan”) and to approve the Plan, as amended; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
This Proxy Statement and related proxy card have been mailed on or about April 22, 2008, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on April 11, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 12,386,150 shares outstanding as of April 11, 2008.
Proxies and voting procedures
Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.
You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement; for the approval to increase by 1,200,000 shares the number of shares authorized for issuance under the Plan and to approve the entire Plan, as amended; and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.
A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and promptly return it to the Corporation.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.
Quorum and voting requirements
The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.
At the Annual Meeting, in connection with the election of the directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The seven (7) director nominees receiving the highest number of votes will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.
The proposal to increase the number of shares authorized for issuance under the Plan and to approve the entire Plan, as amended, requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal.
Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have this discretionary authority with respect to the election of directors. As a result, where brokers submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have no effect in the outcome of the election of directors or in the voting on the proposal to increase the shares authorized under the Plan and the approval of the Plan, as amended.
As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have the same effect as a negative vote because under the Corporation’s Bylaws, these matters require the affirmative vote of the holders of a majority of the Corporation’s common stock, present in person or by proxy at the Annual Meeting. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.
Governance of the Corporation
Board of Directors
Currently, our Board of Directors has seven (7) members. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Edward Grzedzinski, Kevin J. McGinty, Matthew J. Sullivan and James W. Wert are each independent directors. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.
In 2004, the Board of Directors established the position of Lead Independent Director and unanimously elected Kevin J. McGinty to the position. Mr. McGinty continues to serve as the Lead Independent Director. The duties of the Lead Independent Director include providing the Chairman with input as to the preparation of the agendas for the Board of Director and Committee meetings, serving as the principal liaison between the independent directors and executive management of the Corporation, being available for consultation and direct communication with major shareholders as necessary, and coordinating and moderating regularly scheduled executive sessions of the Board’s independent directors.
Committees
The Corporation has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.
Audit Committee. The Audit Committee of the Board currently consists of three independent directors: Messrs. Calamari (chairman), McGinty and Wert. The Board has determined that Messrs. Calamari and Wert each qualify as an audit committee financial expert as defined under current SEC rules and regulations and NASD listing standards, and that the members of the Audit Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards. The Audit Committee’s primary purpose is to assist the Board in overseeing and reviewing: 1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies; 2) the adequacy of the Corporation’s internal accounting systems and financial controls; 3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and 4) the Corporation’s compliance with law and ethics programs as established by management and the Board. In this regard, the Audit Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication. The Board has adopted a written charter for the Audit Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.
Compensation Committee. The Compensation Committee of the Board currently consists of three independent directors: Messrs. McGinty (chairman), DeAngelo and Grzedzinski. The functions of the Compensation Committee include: 1) evaluating the performance of the Corporation’s named executive officers and approving their compensation; 2) preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement; 3) reviewing and approving compensation plans, policies and programs, considering their design and competitiveness; and 4) reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate. The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan and 2003 Employee Stock Purchase Plan. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.
Nominating and Governance Committee. The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of four independent directors: Messrs. DeAngelo (chairman), McGinty, Sullivan and Wert. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s annual meeting of shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its Committees, and will annually recommend to the Board nominees for each Committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.
The Nominating Committee has determined that no one single criteria should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the Nominating Committee will consider a variety of factors, including, but not limited to, the potential nominee’s background, education, character, integrity, judgment, general business experience, and relevant industry experience. The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation and reviewing the Director and Committee Assessments completed by the directors. The Corporation does not currently pay any fees to third parties to assist in identifying or evaluating potential nominees, but the Corporation may seek such assistance in the future.
The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee, and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice, and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

Whistleblower Procedures
The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.
Code of Ethics and Business Conduct
All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted on the investor relations section of the Corporation’s website at www.marlincorp.com. The purpose of the Code is to establish standards to deter wrongdoing and promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including the senior executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit Committee.
Board and Committee meetings
From January 1, 2007 through December 31, 2007, there were eight meetings of the Board of Directors, eight meetings of the Audit Committee, six meetings of the Compensation Committee and four meetings of the Nominating Committee. All of our Directors attended at least 75% of the aggregate number of meetings of our Board and Board Committees on which they served, except for Mr. Grzedzinski, who attended 71% of all such meetings, and Mr. Sullivan, who was not on the Board or any Board Committee in 2007.
Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Each director attended the Corporation’s 2007 Annual Meeting of Shareholders, except for Mr. Sullivan, who did not join the Board until April 2008.
Communications with the Board
Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.
Proposal 1 — Election of Directors
Nominees for election
In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is seven (7). At the Annual Meeting, the Corporation’s shareholders are being asked to elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.
All seven (7) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors. Except for Mr. Sullivan, all of the nominees have been previously elected as directors by the Corporation’s shareholders. Mr. Sullivan was appointed to the Board of Directors in April 2008 as the designee for Peachtree Equity Partners pursuant to the Letter Agreement, dated June 18, 2007 (the “Letter Agreement”), by and among the Corporation, Peachtree Equity Investment Management, Inc. and WCI (Private Equity) LLC. See “Certain Relationships and Related Transactions” herein for a description of this Letter Agreement. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all the nominees will be available to serve.

The following biographical information is furnished with respect to the seven (7) nominees for election at the Annual Meeting as of March 1, 2008:

Name	Age	Principal Occupation	Director Since
Daniel P. Dyer	49	CEO of Marlin Business Services Corp.	1997
John J. Calamari	53	Executive Vice President and Chief Financial Officer of J.G. Wentworth	2003
Lawrence J. DeAngelo	41	Partner with Roark Capital Group	2001
Kevin J. McGinty	59	Managing Director of Peppertree Partners LLC	1998
James W. Wert	61	President & CEO of Clanco Management Corp.	1998
Edward Grzedzinski	52	Former Chairman and CEO of NOVA Corporation	2006
Matthew J. Sullivan	50	Partner with Peachtree Equity Partners	2008
Daniel P. Dyer has been Chairman of the Board of Directors and Chief Executive Officer since co-founding our Corporation in 1997. In December of 2006, Mr. Dyer also assumed the role of President of the Corporation. Prior to that, from 1986 to 1997, Mr. Dyer served in a number of positions, most recently as Senior Vice President and Chief Financial Officer of Advanta Business Services, where he was responsible for financial and treasury functions. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant (non-active status).
John J. Calamari has been a Director since November 2003. Mr. Calamari is Executive Vice President and Chief Financial Officer of J.G. Wentworth, a position he has held since joining J.G. Wentworth in March 2007. Prior to that time, Mr. Calamari was Senior Vice President, Corporate Controller of Radian Group Inc. where he oversaw Radian’s global controllership functions, a position he held after joining Radian in September 2001. From 1999 to August 2001, Mr. Calamari was a consultant to the financial services industry, where he structured new products and strategic alliances and established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985. In addition, Mr. Calamari served as a director of Advanta National Bank, Advanta Bank USA and Credit One Bank. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.
Lawrence J. DeAngelo has been a Director since July 2001. Mr. DeAngelo is a Partner with Roark Capital Group, a private equity firm based in Atlanta, Georgia. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.
Kevin J. McGinty has been a Director since February 1998. Mr. McGinty is a Managing Director and co-founder of Peppertree Partners LLC. Prior to founding Peppertree in January 2000, Mr. McGinty served as a Managing Director of Primus Venture Partners during the period from 1990 to December 1999. In both organizations Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an Executive Vice President. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his MBA in finance from Cleveland State University.
James W. Wert has been a Director since February 1998. Mr. Wert is President and CEO of Clanco Management Corp., which is headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief

Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, after holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982.
Edward Grzedzinski has been a Director since May 2006. Mr. Grzedzinski served as the Chairman and Chief Executive Officer of NOVA Corporation from September 1995 to November 2004, and Vice Chairman of US Bancorp from July 2001 to November 2004. Mr. Grzedzinski has 25 years of experience in the electronic payments industry and was a co-founder of the predecessor of NOVA Corporation, NOVA Information Systems, in 1991. Mr. Grzedzinski served as a member of the Managing Committee of US Bancorp, and was a member of the Board of Directors of US Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by US Bancorp until November 2004 and was a member of the Board of Directors of Indus International Inc., a global provider of enterprise asset management products and services until October 2004. Mr. Grzedzinski is also a director of Neenah Paper, Inc.
Matthew J. Sullivan became a Director in April 2008. Mr. Sullivan is a Partner with Peachtree Equity Partners (“Peachtree”). Mr. Sullivan co-founded Peachtree in 2002. From 1994 to 2002, Mr. Sullivan held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, the most recent of which was Managing Director. From 1983 to 1994, Mr. Sullivan worked in the Corporate Finance Department at Kidder, Peabody & Co. and previously with Arthur Andersen & Company where he earned his CPA (currently non-active status). Mr. Sullivan received his undergraduate degree in finance from the University of Pennsylvania and his MBA from Harvard Business School.
Recommendation of the Board
The Board recommends that the shareholders vote “FOR” the seven (7) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.
Proposal 2- Approval of Increase in Number of Shares Authorized Under the Corporation’s 2003 Equity
Compensation Plan and Amendment of the Corporation’s 2003 Equity Compensation Plan
On April 8, 2008, the Board adopted, subject to shareholder approval at the Annual Meeting, an amendment to the Corporation’s 2003 Equity Compensation Plan (the “Plan”) that would increase the total number of shares of our common stock authorized for issuance under the Plan from 2,100,000 shares to 3,300,000 shares, an increase of 1,200,000 shares. The Board has directed that the proposal to increase the number of shares authorized for issuance under the Plan be submitted to our shareholders for their approval at the Annual Meeting. In addition, the Corporation’s shareholders are being asked to approve the entire Plan, as amended. Shareholder approval of the increase in shares authorized for issuance under the Plan, as well as of the entire Plan, as amended, is being sought (i) so that compensation attributable to grants under the Plan may continue to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (see discussion of “Section 162(m)” under “Federal Income Tax Consequences” below), and (ii) in order for incentive stock options to meet the requirements of the Code. As of April 1, 2008, there were 16,288 shares of common stock available for future grants under the Plan. As of April 1, 2008, a net total of 2,083,712 stock option and restricted stock awards had been granted under the Plan. If the amendment to the Plan to increase the number of shares of common stock authorized to be issued under the Plan is approved, the total number of shares of common stock that may be issued under the Plan will be 3,300,000 shares of common stock, meaning that 1,216,288 shares of common stock will be available for grants under the Plan.
The Board believes that the number of shares currently available for issuance under the Plan is not sufficient in view of our compensation structure and strategy. The Board has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation under the Plan. In addition, the Board believes that our interests and the interests of our shareholders will be advanced if we can continue to offer our employees, advisors, consultants and non-employee directors the opportunity to acquire or increase their proprietary interests in us. The Board believes that the availability of the additional 1,200,000 shares will ensure that we continue to have a sufficient number of shares authorized for issuance under the Plan.
The material terms of the Plan are summarized below. A copy of the proposed amendment to the Plan is attached as Appendix A to this Proxy statement. A copy of the Plan can be received by submitting a request c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. This summary of the Plan and the proposed amendment are not intended to be a complete description of the Plan and the amendment. This summary is qualified in its entirety by the actual text of the Plan and the amendment to which reference is made.
Material Features of the Plan
General
The Plan initially became effective on October 12, 2003 and provides for the grant of nonqualified stock options (“NQSOs”), incentive stock options (“ISOs”, and together with NQSOs, “Options”)), stock awards (Stock Awards”), stock appreciation rights (“SARs”), stock units (“Stock Units”), dividend equivalents (“Dividend Equivalents”), and other equity-based awards (“Other Equity Awards”).
The Plan currently authorizes the issuance of 2,100,000 shares of common stock; provided, however, that not more than 1,050,000 shares shall be available for issuance as Stock Awards, Stock Units and Other Equity Awards. The Corporation’s shareholders are being asked to consider and approve an amendment to the Plan that would, commencing on the date of the Annual Meeting, increase the number of shares of common stock available for grants under the Plan by an additional 1,200,000 shares, so that the total number of shares of common stock that may be granted under the Plan will be 3,300,000. This amendment also provides that no more than 1,650,000 shares of common stock shall be available for issuance as Stock Awards, Stock Units and Other Equity Awards under the Plan. The Plan provides that the maximum number of shares of common stock that may be subject to grants to any individual in any calendar year is 100,000 shares.
If any grant terminates, expires or is canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, or Other Equity Awards are forfeited, the shares subject to such grants shall again be available for purposes of the Plan. If certain extraordinary events affecting the Corporation’s common stock occur, the Compensation Committee may make adjustments to the total number of shares of common stock available for grants under the Plan, the maximum number of shares of common stock that may be awarded under the Plan to an individual in any year, the number and kind of shares of common stock covered by outstanding grants, the kind of shares to be issued or transferred under the Plan, and the price per share of the grants.
Administration. The Plan is administered and interpreted by the Compensation Committee. However, the Board will approve and administer all grants to non-employee directors. The Compensation Committee may delegate its authority under the Plan to a subcommittee. The Compensation Committee of the Board currently consists of Messrs. McGinty (chairman), DeAngelo and Grzedzinski, each of whom is a non-employee and outside director. The Compensation Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Plan.
Eligibility for Participation. All employees of the Corporation and its subsidiaries (“Employees”), including Employees who are officers or members of the Board, and members of the Board who are not Employees (“Non-Employee Directors”) are eligible to participate in the Plan. Consultants and advisors who perform services for the Corporation or any of its subsidiaries (“Key Advisors”) shall also be eligible to participate in the Plan, subject to certain conditions set forth in the Plan. The Employees, Non-Employee Directors and Key Advisors are collectively referred to herein as “Grantees”.
Types of Grants
Options. The Compensation Committee may grant to a Grantee Options intended to qualify as ISOs, within the meaning of Section 422 of the Code, or NQSOs that are not intended to qualify as ISOs, or any combination of ISOs and NQSOs. Options become exercisable according to the terms and conditions determined by the Compensation Committee and set forth in the grant instrument. The Compensation Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.
The exercise price per share subject to an Option will be determined by the Compensation Committee and will be equal to or greater than the fair market value of the Corporation’s shares of common stock on the date of grant. The Compensation Committee also determines the term of each Option, up to a maximum ten-year term. If the Grantee of an ISO is a person who holds more than ten percent of the total combined voting power of all classes of the Corporation’s outstanding shares, the term may not exceed five years from the date of grant and the exercise price cannot be less than 110% of the fair market value of the shares of common stock on the date of grant.

Grantees may pay the exercise price of an Option: (i) in cash, (ii) by delivering to the Corporation shares of common stock owned by the Grantee and having a fair market value on the date of exercise equal to part or all of the exercise price of the Option or by attestation to ownership of such shares, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method approved by the Compensation Committee.
Stock Awards. The Compensation Committee may issue or transfer shares of common stock to a Grantee under a Stock Award upon such terms as the Committee deems appropriate. The Compensation Committee may require that Grantees pay consideration for the Stock Awards and may establish conditions under which restrictions on Stock Awards lapse over a period of time or according to such other criteria as the Committee determines appropriate. The Compensation Committee shall determine the number of shares of common stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares. Unless the Compensation Committee determines otherwise, during the restriction period, the Grantee will have the right to vote the shares of common stock subject to the Stock Award and to receive any dividends or other distributions paid on such shares, subject to any restrictions determined appropriate by the Compensation Committee.
Stock Appreciation Rights. The Compensation Committee may grant SARs to a Grantee separately or in tandem with any Option. The base amount of each SAR shall be established by the Compensation Committee at the time the SAR is granted and, unless the Committee determines otherwise, the base amount of each SAR shall equal the per share exercise price of the related Option or, if there is no related Option, the fair market value of the Corporation’s common stock on the date of the grant of the SAR. Upon exercise of a SAR, the Grantee will receive an amount equal to the excess of the fair market value of the Corporation’s common stock on the date of exercise over the base amount of the SAR set forth in the grant instrument. Such payment to the Grantee will be in cash, in common stock of the Corporation or a combination of cash and common stock, as determined by the Compensation Committee. The Compensation Committee will also determine the period when SARs vest and become exercisable and whether SARs will be granted in connection with, or independently of, any Options. The Compensation Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may be exercised while the Grantee is employed by or providing service to the Corporation or within a specified period of time after termination of such service or employment.
Stock Units. The Compensation Committee may grant phantom units representing one or more shares of common stock to a Grantee upon such terms as the Committee deems appropriate. Each Stock Unit shall represent the right of the Grantee to receive an amount based on the value of a share of common stock, if specified conditions are met, or under other circumstances. The Compensation Committee determines the number of Stock Units that will be granted, the requirements applicable to the Stock Units and any other terms and conditions of the Stock Unit. Payments with respect to Stock Units will be paid to the Grantee in cash, the Corporation’s common stock or a combination of cash and common stock, as determined by the Compensation Committee.
Other Equity Awards. The Compensation Committee may grant Other Equity Awards that are awards (other than Options, SARs, Stock Awards, Stock Units or Dividend Equivalents) that are based on, measured by or payable in the Corporation’s common stock to any Grantee, on such terms and conditions as the Committee shall determine. These Other Equity Awards may be awarded subject to the achievement of performance goals or other conditions and are payable in cash, the Corporation’s common stock or any combination of cash and common stock. The terms and conditions for these Other Equity Awards will be determined by the Compensation Committee.
Dividend Equivalents. The Compensation Committee may include in a grant instrument with respect to any grant a Dividend Equivalent right entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the grant is outstanding and unexercised, on the shares of the Corporation’s common stock covered by the grant as if such shares were then outstanding. The Compensation Committee determines whether Dividend Equivalents shall be paid currently or credited to a bookkeeping account as a dollar amount or in the form of Stock Units. The terms and conditions of Dividend Equivalents are determined by the Compensation Committee.
Qualified Performance-Based Compensation
The Compensation Committee may determine that Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. When Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards that are to be considered “qualified performance-based compensation” are granted, the Compensation Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code, including the employment requirements and payment terms. The performance goals may relate to the Employee’s business unit or the performance of the Corporation and its subsidiaries as a whole, or any combination of the foregoing. The Compensation Committee shall use objectively determinable performance goals based on one or more of the following criteria: total shareholder return; total shareholder return as compared to total shareholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; or asset quality.
The Compensation Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Compensation Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.
The maximum number of shares of the Corporation’s common stock that may be subject to grants made to an individual during a calendar year shall not exceed 100,000 shares. If Dividend Equivalents are granted as “qualified performance-based compensation,” the maximum amount of Dividend Equivalents that may be credited to the Employee’s account in a calendar year is $250,000.
Announcement of Grants
The Compensation Committee shall certify and announce the results for each performance period to all Grantees immediately following the announcement of the Corporation’s financial results for the performance period. If and to the extent that the Compensation Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards for the performance period shall be forfeited or shall not be made, as applicable. Any grants that are to be paid as a result of achievement of performance goals shall be paid as specified in the grant instrument.
Deferrals
The Compensation Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any grant under the Plan. If any such deferral election is permitted or required, the Compensation Committee shall establish rules and procedures for such deferrals.
Change of Control of the Corporation
Upon a Change of Control (as defined in the Plan), (i) the Corporation shall provide each Grantee with outstanding grants written notice of such Change of Control, (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iv) all Grantees holding Stock Units, Dividend Equivalents and Other Equity Awards shall receive a payment in settlement of such Stock Units, Dividend Equivalents and Other Equity Awards in an amount determined by the Compensation Committee.
Assumption of Grants. Upon a Change of Control where the Corporation is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Compensation Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, unless the Grantee’s employment agreement, if any, with the Corporation provides otherwise, the Compensation Committee may take one or both of the following actions with respect to any or all outstanding Options and SARs: the Committee may (i) require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Corporation, in cash or the Corporation’s common stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares of the Corporation’s common stock subject to the Grantee’s unexercised Options and SARs exceeds the exercise price of the Options or the base amount of the SARs, as applicable, or (ii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

Shareholder Approval for Qualified Performance-Based Compensation.
If Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards are granted as qualified performance-based compensation under section 162(m) of the Code, the Plan must be re-approved by the Company’s shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan.
Amendment and Termination of the Plan
The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order to comply with the Code or applicable laws or to comply with applicable stock exchange requirements. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.
Grants under the Plan
As of April 1, 2008, there were 16,288 shares of common stock available for future grants under the Plan. As of April 1, 2008, a net total of 2,083,712 Options and Stock Awards had been granted under the Plan. No SARs, Stock Units, Dividend Equivalents or Other Equity Awards have been granted under the Plan. If the amendment to the Plan to increase the number of shares of common stock authorized to be issued under the Plan is approved, the total number of shares of common stock that may be issued under the Plan will be 3,300,000 shares of common stock, meaning that 1,216,288 shares of common stock will be available for grants under the Plan.
No grants have been made under the Plan that are subject to shareholder approval at the Annual Meeting. It is not possible at present to predict the number of grants that will be made or who will receive any such grants under the Plan after the Annual Meeting.
Federal Income Tax Consequences
The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to Grantees, as the consequences may vary with the types of grants made, the identity of the Grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.
From the Grantee’s standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of common stock or payment of cash under the Plan. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of common stock are sold. As a general rule, the Corporation will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Corporation will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.
Exceptions to these general rules arise under the following circumstances:
(i)	If shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and the Corporation’s tax deduction will be delayed until the risk of forfeiture lapses, unless the Grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii)	If an employee exercises an Option that qualifies as an ISO, no ordinary income will be recognized, and the Corporation will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of the Option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and the Corporation will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii)	A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.
Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that Options and SARs granted under the Plan will be qualified performance-based compensation. Stock Units, Stock Awards, Dividend Equivalents, and Other Equity Awards granted under the Plan may be designated as qualified performance-based compensation if the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.
Under the Plan, we have the right to require that Grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a Grantee an amount necessary to satisfy these obligations. The Compensation Committee may permit a Grantee to satisfy our withholding obligation with respect to grants paid in common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.
Recommendation of the Board
The Board recommends that the shareholders vote “FOR” the approval of increase in number of shares authorized under the Corporation’s 2003 Equity Compensation Plan and the approval of the Corporation’s 2003 Equity Compensation Plan, as amended. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Directors’ Compensation
The non-employee independent members of the Board of Directors receive a $30,000 annual retainer (payable in quarterly installments) for their service on the Board of Directors. Non-employee independent members of the Board of Directors are granted an Option to purchase 5,000 shares of the Corporation’s common stock upon their initial appointment or election to the Board. These Options vest in four equal annual installments. In addition, non-employee independent members of the Board of Directors receive annual grants under the Corporation’s 2003 Equity Compensation Plan of (i) restricted stock yielding a present value of $27,000 at the Stock Award grant date and (ii) Options yielding a present value of $9,000 at the grant date (using an option pricing model). The annual restricted Stock Awards vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service. The annual Option grants cliff vest one year from the grant date. The per share exercise price of all Options granted to non-employee independent members of the Board of Directors is equal to the fair market value per share on the date the Option is granted.
The chairman of the Audit Committee receives additional compensation of $10,000 per year, the chairman of the Compensation Committee receives additional compensation of $4,000 per year, the chairman of the Nominating Committee receives additional compensation of $2,000 per year, and the Lead Independent Director receives additional compensation of $25,000 per year. These fees are paid in quarterly installments.
The following table sets forth compensation from the Corporation for the non-employee independent members of the Board of Directors in 2007. The table does not include reimbursement of travel expenses related to attending Board, Committee and Corporation business meetings.
Director Compensation Table

	Fees Earned or Paid			Total
Name	In Cash ($)	Stock Awards ($)	Option Awards ($)	($)
Kevin J. McGinty	$59,000	$6,108	$16,224	$81,332
John J. Calamari	$40,000	$6,108	$16,186	$62,294
James W. Wert	$30,000	$6,108	$16,224	$52,332
Lawrence J. DeAngelo	$32,000	$6,108	$16,186	$54,294
Edward Grzedzinski	$30,000	$6,108	$19,100	$55,208
Matthew J. Sullivan (1)	$0	$0	$0	$0

(1)	Mr. Sullivan was appointed to the Corporation’s Board of Directors in April 2008.
Director Ownership Requirements
Non-employee independent directors are subject to certain ownership requirements. Within five years of joining the Corporation’s Board of Directors (or five years from May 26, 2005 for each individual who was a director on that date), each non-employee independent director shall be required to own stock of the Corporation with a value equal to five times the director’s annual retainer. Restricted shares may be counted toward the ownership requirement. Non-employee independent directors are also required to hold 50% of the net, after tax “profit” realized on the exercise of stock options in the form of shares of Corporation stock for a minimum period of one year after the exercise. All non-employee independent directors have been in compliance with these requirements.

Executive Officers
The following table provides information, as of March 1, 2008, about the Corporation’s executive officers.

		Principal Occupation for the Past Five Years and
Name	Age	Position Held with the Corporation and its Subsidiaries
Daniel P. Dyer	49	Mr. Dyer has been Chairman of the Board of Directors and Chief Executive Officer since co-founding our Corporation in 1997. In December 2006, Mr. Dyer also assumed the position of President of our Corporation. Prior to that, from 1986 to 1997, Mr. Dyer served in a number of positions, most recently as Senior Vice President and Chief Financial Officer of Advanta Business Services, where he was responsible for financial and treasury functions. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant (non-active status).

George D. Pelose	43	Mr. Pelose has been with our Corporation since 1999, serving as General Counsel and Secretary since 1999. In December 2006, Mr. Pelose became the Chief Operating Officer of the Corporation. From 1997 to 1999, Mr. Pelose was an attorney with Merrill Lynch Asset Management, providing legal and transactional advice to a portfolio management team that invested principally in bank loans and high-yield debt securities. From 1994 to 1997, Mr. Pelose was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including financings, mergers, acquisitions, private placements and public offerings. From 1991 to 1994, Mr. Pelose attended law school. From 1986 to 1991, Mr. Pelose was a corporate loan officer in the commercial lending division of PNC Bank. Mr. Pelose received both his undergraduate degree in economics and his law degree from the University of Pennsylvania, both with honors. Mr. Pelose is licensed to practice law in New Jersey and Pennsylvania.

Lynne C. Wilson	45	Ms. Wilson has been our Chief Financial Officer since June 5, 2006. Prior to joining the Corporation, from 1999 to 2006, Ms. Wilson was with General Electric Company, serving in a variety of finance positions for different subsidiaries and divisions of GE. From 2002 to 2006, Ms. Wilson worked for GE Equipment Services-TFS/Modular Space, most recently serving as Manager of Finance, Strategic Marketing (from 2005 to 2006) and previously as Manager, Financial Planning and Analysis (from 2002 to 2005). From 1999 to 2002, Ms. Wilson was the Global Controller for GE Commercial Finance-Fleet Services. Prior to joining GE, Ms. Wilson held senior financial positions at Bank One Corporation (from 1996 to 1999) and Fleet National Bank of NY/Northeast Savings (from 1989 to 1996), where she served as Senior Vice President, Controller and Principal Accounting Officer. Ms. Wilson started her career at Ernst & Young International working from 1984 to 1989 as an Audit Manager. Ms. Wilson obtained a BA in Business Administration from Siena College and is a licensed certified public accountant (non-active status).

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2008, by:
•	each person or entity known by us to own beneficially more than 5% of our stock;
•	each of our named executive officers in the Summary Compensation Table below;
•	each of our directors and nominees; and
•	all of our executive officers, directors and nominees as a group.
Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class
Executive Officers, Directors and Nominees
Daniel P. Dyer(1,2)	327,714	2.7%
George D. Pelose(1,2)	218,780	1.8
Lynne C. Wilson(1,2)	26,918	*
John J. Calamari(1,3)	14,817	*
Lawrence J. DeAngelo(1,3)	14,817	*
Edward Grzedzinski(1,3)	5,041	*
Kevin J. McGinty(1,3)	48,588	*
James W. Wert(1,3)	44,008	*
Matthew J. Sullivan(4)	2,316,934	19.0
All executive officers, directors and nominees as a group (9 persons)(1,5)	3,017,617	24.1
5% Shareholders
Peachtree Equity Investment Management, Inc.(6) 1170 Peachtree St., Ste. 1610 Atlanta, GA 30309	2,309,934	19.6
Columbia Wanger Asset Management, L.P.(7) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,255,000	10.18
William Blair & Company(8) 222 W. Adams Street Chicago, IL 60606	723,396	6.01
Primus Venture Partners IV, Inc.(9) 5900 Landerbrook Dr., Ste. 200 Cleveland, OH 44124-4020	832,713	6.7
JP Morgan Chase & Co.(10) 270 Park Avenue New York, NY 10017	642,732	5.2

*	Represents less than 1%.

(1)	Does not include options vesting more than 60 days after March 1, 2008, held by Mr. Dyer (48,297), Mr. Pelose (29,762), Ms. Wilson (13,099), Mr. Calamari (1,284), Mr. DeAngelo (1,284), Mr. Grzedzinski (5,034), Mr. McGinty (1,284) and Mr. Wert (1,284). Does include, where applicable, shares held in the 2003 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Compensation Plan.

(2)	Includes options for Mr. Dyer (142,297), Mr. Pelose (124,598) and Ms Wilson (1,498) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2008.

(3)	Includes options for Mr. Calamari (8,869), Mr. DeAngelo (8,869), Mr. Grzedzinksi (2,458), Mr. McGinty (40,060) and Mr. Wert (18,669) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2008.

(4)	Includes 2,000 unrestricted shares owned directly by Mr. Sullivan and 5,000 restricted shares awarded to Mr. Sullivan in April 2008 in connection with his appointment to the Board in accordance with the Corporation’s Director compensation program described above in “Directors’ Compensation”. The remaining 2,309,934 shares are reported as beneficially owned by Peachtree Equity Investment Management, Inc. are based on a Schedule 13G filed jointly by such entity, WCI (Private Equity) LLC (“WCI”) and Matthew J. Sullivan with the Securities and Exchange Commission (“SEC”) on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is a director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Mr. Sullivan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(5)	Includes options to purchase 347,318 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2008.

(6)	The shares reported as beneficially owned by Peachtree Equity Investment Management, Inc. are based on a Schedule 13G filed jointly by such entity, WCI (Private Equity) LLC (“WCI”) and Matthew J. Sullivan with the SEC on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is a director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Mr. Sullivan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(7)	The shares reported as beneficially owned by Columbia Wanger Asset Management, L.P. (“Columbia”) are reported as of December 31, 2007, based on a Schedule 13G filed by Columbia on February 8, 2008. Columbia is the beneficial owner of 1,255,000 shares and these shares include shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that holds 9.74% of the shares of issuer.

(8)	The shares reported as beneficially owned by William Blair & Company, L.L.C (“Blair”) are reported as of December 31, 2007, based on a Schedule 13G filed by Blair on January 9, 2008.

(9)	The shares reported as beneficially owned by Primus Venture Partners IV, Inc. are based on an amendment to a Schedule 13G filed jointly by Primus Capital Fund IV Limited Partnership (“PCF IV LP”), Primus Venture Partners IV Limited Partnership (“PVP IV LP”) and Primus Venture Partners IV, Inc. (“PVP IV Inc.”) with the SEC on February 8, 2008. Each such reporting person has reported that, as of December 31, 2007, they held shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares as follows: (i) PCF IV LP has shared power to vote and to dispose of 790,764 shares currently held by PCF IV LP; (ii) PVP IV LP, as the sole general partner of PCF IV LP, may be deemed to have shared power to vote and to dispose of 790,764 shares currently held by PCF IV LP. In addition, PVP IV LP is also the sole general partner of Primus Executive Fund Limited Partnership (“PEF LP”) and, in such capacity, may be deemed to have shared power to vote and dispose of the 32,949 shares currently held by PEF LP; (iii) PVP IV Inc., as the sole general partner of PVP IV LP, may be deemed to have the shared power to vote and to dispose of 790,764 shares currently held by PCF IV LP and the 32,949 shares currently held by PEF LP. PVP IV Inc. has five shareholders and directors: Loyal W. Wilson, James T. Bartlett, William C. Mulligan, Jonathan E. Dick and Steven Rothman. Each of PCF IV LP, PVP IV LP and PVP IV Inc. disclaims beneficial ownership of any shares beneficially owned by each other entity.

(10)	The shares reported as beneficially owned by JPMorgan Chase & Co. (“JPMorgan”) are reported as of December 31, 2007, based on a Schedule 13G filed by JPMorgan on January 29, 2008. JPMorgan is the beneficial owner of 642,732 shares on behalf of other persons known to have one or more of the following: the right to receive dividends for such securities; the power to direct the receipt of dividends from such securities; the right to receive the proceeds from the sale of such securities; and the right to direct the receipt of proceeds from the sale of such securities. No such person is known to have an interest in more than 5% of the class of shares reported.

Compensation Discussion and Analysis
Compensation Overview
The Compensation Committee of the Board of Directors sets and administers the policies that govern our executive compensation, including:
•	establishing and reviewing executive base salaries;

•	overseeing the Corporation’s annual incentive compensation plans;

•	overseeing the Corporation’s long-term equity-based compensation plan;

•	approving all bonuses and awards under those plans; and

•	annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer (“CEO”) and the other officers named in the Summary Compensation Table (the “Executive Officers”).
The current Executive Officers of the Corporation are Daniel P. Dyer, George D. Pelose and Lynne C. Wilson. All of them were Executive Officers during 2007.
The Compensation Committee operates under a written charter (accessible on the investor relations page of the Corporation’s website at www.marlincorp.com) and only independent directors serve on the Compensation Committee.
Compensation Philosophy. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, the Compensation Committee believes executive compensation packages provided by the Corporation to its executives, including the Executive Officers, should include both cash and equity-based compensation that reward performance as measured against established goals.
Management’s Role in the Compensation-Setting Process. The Compensation Committee makes all compensation decisions relating to the Executive Officers; however, management plays a significant role in the compensation-setting process, including:
•	evaluating employee performance;

•	establishing performance targets and objectives; and

•	recommending salary and bonus levels and equity awards.
The CEO works with the Compensation Committee Chairman in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The CEO also participates in Compensation Committee meetings at the Chairman’s request to provide:
•	background information regarding the Corporation’s strategic objectives;

•	a tally sheet for each Executive Officer, setting forth total compensation and aggregate equity awards for each Executive Officer;

•	an evaluation of the performance of the Corporation’s officers, including the Executive Officers; and

•	compensation and equity award recommendations as to the Corporation’s officers, including the Executive Officers.
The Compensation Committee can exercise its discretion in modifying any recommended awards to the Corporation’s officers, including the Executive Officers. At a Compensation Committee meeting held on February 29, 2008, the Committee approved the 2007 bonus and the equity incentive award recommendations put forth by the CEO, with one exception. In approving the bonus recommendations for the Executive Officers, the Compensation Committee decided to pay approximately one-half of the recommended bonus in cash and the remainder in restricted stock that vests in one year (as opposed to paying the entire recommended bonus in cash). The Compensation Committee made this modification to the CEO’s recommendation to further exemplify the importance of equity ownership at all levels of the business and to reemphasize the importance of shareholders in the Corporation’s planning and its execution of its plans.
External Consultants and Benchmarking. The Compensation Committee utilizes the services of an independent consulting firm, Watson & Wyatt. In 2004, the Compensation Committee first engaged Watson & Wyatt, to conduct a study of the Corporation’s Executive Officer compensation programs and strategies (the “Watson Study”). The Watson Study compared the Corporation’s executive compensation levels with that of (i) a peer group comprised of companies with a business services and financing focus that are similar in size to the Corporation (the “peer group”), (ii) compensation details from various market surveys across several industries (together with the peer group, the “comparison group”), and (iii) broader financial services industry practices. The Watson Study selected a compensation peer group of companies consisting of eight publicly-traded companies in a similar industry and size with executive positions with responsibilities similar in breadth and scope as the Corporation. The peer group used in the initial benchmark analysis contained in the Watson Study consisted of: California First National Bank (CFNB); Credit Acceptance Corp. (CACC); Financial Federal Corp. (FIF); First Marblehead Corp. (FMD); Medallion Financial Corp. (TAXI); Portfolio Recovery Associates Inc. (PRAA); First Investors Financial Services Group Inc. (FIFS); and World Acceptance Corp. (WRLD).
The Watson Study concluded that the Corporation’s Executive Officers are paid conservatively relative to the comparison group. The study noted that the Executive Officers’ base salaries at the time of the report were generally below the 50th percentile of the comparison group, but the competitiveness of the Executive Officers’ total annual cash compensation improved with above market bonus opportunities. The Watson Study further noted that the value of the existing long-term incentives granted to the executives (primarily in the form of stock options) was below market levels.
In response to the findings of the Watson Study and in keeping with our philosophy of providing strong incentives for superior performance, the Compensation Committee modified the structure of the Corporation’s Executive Officer compensation programs. Based on recommendations contained in the Watson Study, effective in 2005, the Compensation Committee modified the stock-based incentive award program for the Executive Officers to include the three separate components set forth below (i.e., stock option grants, restricted stock grants, and the MSOP). The Watson Study suggested that this mix of stock-based awards will improve the competitiveness of the Corporation’s long-term incentive plan for its Executive Officers and will better serve to align the overall interests of the Executive Officers with the Corporation’s shareholders.
Compensation Components
As part of the Watson Study, Watson Wyatt reviewed the Corporation’s existing executive compensation structure and assisted in the development of executive compensation programs that (a) are competitive among companies in similar growth and development stages to attract and retain talented management, (b) provide incentives that focus on the critical needs of the business on an annual and continuing basis, and (c) reward management commensurate with the creation of shareholder and market value.
The Watson Study included an initial benchmark analysis of the Corporation’s executive compensation program, comparing it to (i) the peer group, (ii) the comparison group, and (iii) broader financial services industry practices. The peer group used in the initial benchmark analysis consisted of: California First National Bank (CFNB); Credit Acceptance Corp. (CACC); Financial Federal Corp. (FIF); First Marblehead Corp. (FMD); Medallion Financial Corp. (TAXI); Portfolio Recovery Associates Inc. (PRAA); First Investors Financial Services Group Inc. (FIFS); and World Acceptance Corp. (WRLD). The Compensation Committee used this benchmark data to set the Executive Officers’ compensation levels in 2004. On an ongoing basis, the Compensation Committee reviews a variety of factors in assessing and setting overall executive compensation levels, including references to this peer group and the market surveys, broader financial services industry practices, tally sheets and executive performance.
The components of compensation paid to the Executive Officers are as follows:
•	Base Salary. The Compensation Committee establishes base salaries that it believes to be sufficient to attract and retain quality Executive Officers who can contribute to the long-term success of the Corporation. The Committee determines the Executive Officer’s base salary through a thorough evaluation of a variety of factors, including the executive’s responsibilities, tenure, job performance and prevailing levels of market compensation. The Compensation Committee reviews these salaries at least annually for consideration of increase based on merit and competitive market factors.

•	Bonus. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. The Compensation Committee sets threshold, target and maximum bonus levels for each goal. As part of the Watson Study, the Corporation sought to set the Executive Officers’ total target compensation levels at levels that were near the median of the data from the peer group and the broader industry practices. This resulted in the setting of threshold, target and maximum bonus levels (as a percentage of base salaries), which are currently as follows: Daniel P. Dyer: 42.5% threshold, 85% target and 148.75% maximum; George D. Pelose: 37.5% threshold, 75% target and 108.75% maximum; and Lynne C. Wilson: 22.5% threshold, 45% target and 63% maximum.

Prior to the beginning of each year, the Corporation sets target levels for the items of corporate performance that are to be measured that year for assessing the bonus opportunity for the Executive Officers. Some of the target levels are standard for each Executive Officer (such as corporate pre-tax income), and some are specific to that Executive Officer’s primary area of responsibility (such as unit performance and individual development). The full matrix of performance measurements varies by Executive Officer and by year, as do the weightings of each item, which can range from 15%-75% of the total bonus opportunity. To achieve the target bonus payout associated with a performance measurement, the Executive Officer must achieve 100% of the plan for that performance measurement. If the Executive Officer does not achieve 100% of the planned performance measurements for that year, he/she can still achieve the threshold bonus payout if the performance level exceeds certain minimum requirements (for example, threshold payout for the pre-tax income component in 2007 required pre-tax income to be at least 13.5% greater than the prior year’s figure). Maximum bonus payout can be achieved if the Executive Officer exceeds the planned levels for the performance measurements (for example, in 2007, achieving greater than 104.5% of that year’s planned pre-tax income measurement would have resulted in maximum payout for that weighted component). Each Executive Officer has a portion of his or her bonus opportunity measured against individual roles (MBOs) and performance. The weighting of the individual performance component varies by Executive Officer and by year, and may range from 15%-75% of the Executive Officer’s total bonus opportunity. Individual performance goals typically include performance on specific projects or initiatives assigned to the Executive Officer as well as overall professional development.

•	Equity-Based Incentive Awards. The Compensation Committee believes that share ownership provided by equity-based compensation emphasizes and reinforces the mutuality of interest among the Executive Officers and shareholders. After each fiscal year, the Compensation Committee reviews and approves stock-based awards for the Executive Officers based primarily on the Corporation’s results for the year and the executive’s individual contribution to those results. The stock-based incentive awards include three separate components: (1) stock option grants, (2) restricted stock grants, and (3) a management stock ownership program (“MSOP”). Options are awarded at the NASDAQ closing price of the Corporation’s common stock on the date of the grant.

•	Other Benefits. The Executive Officers participate in employee benefits plans generally available to all of the Corporation’s employees, including medical and health plans and 401(k) and ESPP programs. In addition, Messrs. Dyer and Pelose received reimbursement of life and disability insurance premiums pursuant to their employment agreements.
Components of Equity-Based Incentive Awards
As mentioned above, the equity-based incentive awards include three separate components: (1) stock option grants, (2) restricted stock grants, and (3) a management stock ownership program (“MSOP”).
•	Stock Option Grants. The stock option grants are divided between Time Vested options and Performance Based options. The Time Vested options have a term of seven years and vest 25% per year for the first four years from the grant date. The Performance Based options have a term of seven years and vest four years from the grant date. The number of Performance Based option shares that vest on such date is determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows:

Four-Year EPS Compounded Average Growth Rate	% of Grant that shall vest in four years
Less than 13.5%	0%
13.5%-14.99%	33.33%
15.0%-16.49%	66.66%
16.5% or greater	100.00%
•	Restricted Stock Grants. The restrictions on the restricted stock grants lapse after seven years, but are subject to accelerated performance vesting. Vesting of the restricted stock shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting compounded average net income growth of 15% or greater for a period of four consecutive fiscal years after the grant date (using the Corporation’s reported net income for the most recently concluded fiscal year as the initial measurement point).
•	Management Stock Ownership Program. The MSOP provides for a matching grant of restricted stock to a participant who owns common stock of the Corporation (subject to a maximum matching grant value determined by the Compensation Committee). The restrictions on the matching MSOP restricted shares lapse after ten years, but are subject to accelerated vesting. Vesting of the matching MSOP restricted shares shall immediately accelerate (and all restrictions shall lapse) after three years if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.
Ownership Guidelines
In an effort to ensure that the Executive Officers and other officers and managers of the Corporation maintain sufficient equity ownership so that their thinking and actions are aligned with the interests of our shareholders, the Corporation adopted in 2006 management ownership guidelines, which apply to all participants in the equity-based incentive award program. The ownership guidelines are summarized below:
•	Ownership that counts toward the guidelines is (i) all unrestricted stock of the Corporation owned outright by the participant and (ii) the net value of vested, unexercised options.

•	The ownership guideline is measured as a percentage of the participant’s base salary.

•	Participants are divided into three tiers with different guidelines. The ownership requirements for each tier over three years are set forth below:

		Equity Ownership Guidelines (% of Salary)
Tier	Participants	Year 1	Year 2	Year 3
I	Senior Management	100%	150%	200%
II	Officers	50%	75%	100%
III	Managers	25%	30%	35%
•	Compliance will be reviewed at least annually.
If an equity incentive program participant sells shares of the Corporation while such participant is not in compliance with the ownership guidelines, the Compensation Committee will take this into account prior to making additional equity awards to such participant.
As of January 17, 2008, Mr. Dyer and Mr. Pelose were in compliance with the ownership guidelines. Ms. Wilson, who did not join the Corporation until June 2006, did not meet the ownership guidelines as of January 17, 2008.
Employment Agreements
In November 2003, the Corporation entered into employment agreements with Messrs. Dyer and Pelose, the terms of which are substantially similar to each other. The employment agreements establish minimum salary and target bonus levels for the executives. The agreements require the executives to devote substantially all of their business time to their employment duties. Each agreement had an initial two year term that automatically extends on each anniversary of the effective date of the agreement for successive one-year terms unless either party to the agreement provides 90 days’ notice to the other party that he does not wish to renew the agreement. The agreements currently run through November 2009.
The Corporation may terminate the employment agreements for or without cause, and the executive may terminate his employment agreement with or without good reason. The employment agreements provide for severance in the case of termination without cause or for good reason (which includes the occurrence of a change in control). Upon termination of the employment agreement, the executive will be subject to certain protective non-competition and non-solicitation covenants. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

Compensation for Executive Officers in 2007
Base Salary. In March 2007, the Compensation Committee increased Mr. Pelose’s base salary to $295,000 from $275,000 upon his appointment to Chief Operating Officer. In June 2007, Ms. Wilson’s base salary was increased to $252,937 from $237,500 based on her performance during her first year of employment with the Corporation. The Corporation is currently paying the Executive Officers the following base salaries: Mr. Dyer, $320,000, Mr. Pelose, $295,000, and Ms. Wilson, $252,937.
Annual Bonuses. In 2007, the Executive Officers were eligible for annual bonuses at the following threshold, target and maximum bonus levels (as a percentage of base salaries): Daniel P. Dyer: 42.5% threshold, 85% target and 148.75% maximum; George D. Pelose: 37.5% threshold, 75% target and 108.75% maximum; and Lynne C. Wilson: 22.5% threshold, 45% target and 63% maximum. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. Each year, the Compensation Committee reviews and approves goals for each Executive Officer, and in 2007 those goals consisted of a corporate goal (i.e., growth in pre-tax income) and specific individual goals. In 2007, the corporate goal weighting was 50% of each Executive Officer’s bonus opportunity, and the individual goal weighting represented the remaining 50% of the bonus opportunity.
In 2007, the corporate goal for each Executive Officer was based on the achievement of a certain level of pre-tax income. Achieving 2007 pre-tax income that was at least 13.5% above the pre-tax income for 2006 would yield the threshold payout for that component of the bonus calculation, achieving the planned pre-tax income for 2007 would yield the target payout for that component, and achieving 104.5% of the planned pre-tax income for 2007 would yield the maximum payout for that component. The Corporation’s pre-tax income of $18.3 million in 2007 did not meet the threshold payout level, so the Executive Officers received no bonus payout with respect to this half of their bonus opportunity.
In 2007, the individual goals for the Executive Officers included the following: Mr. Dyer — recruiting and integrating additional management talent into the organization, developing effective leaders, and formulating and acting upon long-term growth strategies; Mr. Pelose — transitioning into the Chief Operating Officer role, developing the management talent in the sales, credit, collections, operations and legal teams, and overseeing the implementation of improvements to the sales model; and Ms. Wilson — institutionalizing driver based analysis, driving controls around expense management, improving productivity in the finance group, and developing pricing models. In 2007, the Compensation Committee determined that Mr. Dyer achieved 70% of his individual goals, Mr. Pelose achieved 80% of his individual goals, and Ms. Wilson achieved 80% of her individual goals.
The weighted calculation of the bonus payable to each executive in 2007 is as follows: Mr. Dyer — corporate goal (50% weighting times 0% achievement) plus individual goal (50% weighting times 70% achievement) equals 35% payout of the target bonus of $272,000, or $95,200; Mr. Pelose — corporate goal (50% weighting times 0% achievement) plus individual goal (50% weighting times 80% achievement) equals 40% payout of the target bonus of $221,250, or $88,500; and Ms. Wilson — corporate goal (50% weighting times 0% achievement) plus individual goal (50% weighting times 80% achievement) equals 40% payout of the target bonus of $113,800, or $45,519. The table below shows the aggregate 2007 bonus opportunity at the threshold, target and maximum levels, the actual bonus achieved and the allocation of the bonus achieved between restricted stock and cash. As described earlier in this Proxy Statement, the Compensation Committee decided to pay approximately one-half the 2007 bonus in cash for each Executive Officer and the remainder in restricted stock that vests in one year.

	2007 Annual Bonus Opportunity			Actual Bonus	Allocation of Bonus Achieved
	Threshold	Target	Maximum	Achieved for 2007	Restricted Stock	Cash Bonus
Daniel P. Dyer	$136,000	$272,000	$476,000	$95,200	$47,600	$47,600
George D. Pelose	$110,625	$221,250	$320,813	$88,500	$44,250	$44,250
Lynne C. Wilson	$56,902	$113,800	$159,327	$45,519	$21,372	$24,147
Equity-Based Incentives. In connection with the Corporation’s annual equity-based incentive program, in 2007 the Compensation Committee reviewed and approved stock-based awards for the Executive Officers based on the Corporation’s results for the year and the executive’s individual contribution to those results. Grants made under the annual equity-based incentive plan to the Executive Officers in 2007 consisted of the following:
•	Time Vested Options: These non-qualified stock options were granted by the Compensation Committee on March 16, 2007 at a strike price equal to $20.77 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest 25% per year for the first four years from the grant date. In 2007, the Corporation granted the following amount of Time Vested options to the Executive Officers: Mr. Dyer — 9,314; Mr. Pelose — 7,156; and Ms. Wilson — 3,457.

•	Performance Based Options: These non-qualified stock options were granted by the Compensation Committee on March 16, 2007 at a strike price equal to $20.77 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. In 2007, the Corporation granted the following amount of Performance Based options to the Executive Officers: Mr. Dyer — 12,919; Mr. Pelose — 9,924; and Ms. Wilson — 4,794. The number of Performance Based option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows:

Four-Year EPS Compounded Average Growth Rate	% of Grant that shall vest in four years
Less than 13.5%	0%
13.5%-14.99%	33.33%
15.0%-16.49%	66.66%
16.5% or greater	100.00%
•	Restricted Stock Awards: The bi-annual restricted stock grant to the Executive Officers was made by the Compensation Committee on March 16, 2007. The restrictions on the restricted stock grants lapse after seven years, but are subject to accelerated performance vesting. Vesting of the restricted stock shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting compounded average net income growth of 15% or greater for a period of four consecutive fiscal years after the grant date (using the Corporation’s reported net income for fiscal year 2006 as the initial measurement point). In 2007, the Corporation made the following restricted stock awards to the Executive Officers: Mr. Dyer — 8,320 shares; Mr. Pelose — 6,391 shares; and Ms. Wilson — 3,087 shares.

•	Matching Grant of MSOP Restricted Stock: Pursuant to the Corporation’s MSOP plan, the Compensation Committee made matching grants of restricted stock to the Executive Officers. The restrictions on the MSOP restricted stock will lapse ten years from the date of grant; however, if the Executive Officer continuously maintains ownership of an equal number of common shares for three years, the vesting on the matching shares shall accelerate and fully vest at the end of such three year period. In 2007, the Corporation granted the following matching shares of restricted stock to the Executive Officers; Mr. Dyer — 2,773; Mr. Pelose — 2,130; and Ms. Wilson — 1,029.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.
This report is submitted by the members of the Compensation Committee of the Board of Directors:
Kevin J. McGinty (Chairman)
Lawrence J. DeAngelo
Edward Grzedzinski

Compensation and Plan Information
Summary Compensation Table
The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to the Corporation in all capacities during fiscal years 2007 and 2006 by the Corporation’s Chief Executive Officer, Chief Financial Officer and the other individual who was an executive officer during fiscal year 2007. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

						Non-Equity
						Incentive Plan	All Other
Name & Principal		Salary	Bonus	Stock	Option	Compensation ($)	Compensation	Total
Position	Year	($)	($)	Awards ($)	Awards ($)	(2)	($)(3)	($)
Daniel Dyer	2007	$320,000	—	$111,318	$71,752	$47,600	$13,591	$564,261
Chairman of the	2006	$302,077	—	$244,893	$124,942	$72,750	$12,391	$757,053
Board of Directors & Chief Executive Officer

George D. Pelose	2007	$290,154	—	$190,373	$55,381	$44,250	$6,636	$586,794
Chief Operating	2006	$270,048	—	$360,847	$85,501	$105,497	$8,787	$830,680
Officer and General Counsel

Lynne C. Wilson	2007	$245,812	—	$52,672	$5,691	$24,147	$2,451	$330,773
Senior Vice	2006	$129,712	$31,250	$55,520	$7,780	$66,129	$3,219	$293,610
President and Chief Financial Officer (1)

(1)	Ms. Wilson’s employment with the Corporation commenced on June 5, 2006. She received a $31,250 starting bonus upon the commencement of her employment.

(2)	Figures represent the cash portion of the bonuses earned for that year (but paid in first quarter of the following year). On February 29, 2008, the Compensation Committee approved the bonuses for the Executive Officers that were recommended by the CEO, with one exception: rather than paying the entire bonus amounts in cash, the Compensation Committee decided to pay approximately one-half in cash (which is reflected in the Non-Equity Incentive Plan Compensation column for 2007) and the remainder in restricted stock awards (Mr. Dyer — 5,000 shares; Mr. Pelose — 4,648 shares; and Ms. Wilson — 2,245 shares at a per share exercise price equal to $9.52, which was the closing price of the Corporation’s common stock on that date).

(3)	Includes contributions made by the Corporation to the 401(k) plan on behalf of the Executive Officers, and, except with respect to Ms. Wilson, reimbursement of life and disability insurance premiums pursuant to their employment agreements. The 2007 figure for Mr. Dyer includes reimbursement of the cost of an executive physical examination.

Current Compensation — Grants of Plan-Based Awards Table
The following Grants of Plan-Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to our Executive Officers during the year ended December 31, 2007. The Corporation does not have any non-equity incentive award plans and has therefore omitted the corresponding columns. The compensation plans under which the grants in the following table were made are described in the “Compensation for Executive Officers in 2007 — Equity-Based Incentives.”

					All other	All other		Grant
					Stock	Option		Date
					Awards:	Awards:	Exercise	Fair
		Estimated Future			Number of	Number of	or Base	Value of
		Payouts Under Equity			Shares of	Securities	Price of	Stock
		Incentive Plan Awards			Stock or	Under-lying	Option	and Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
Daniel P. Dyer	3/16/2007	—	—	—	—	9,314	$20.77	$72,090
	3/16/2007	4,306	8,613	12,919	—	—	$20.77	$108,003
	3/16/2007	—	—	—	8,320	—	—	$172,806
	3/16/2007	—	—	—	2,773	—	—	$57,595

George D. Pelose	3/16/2007	—	—	—	—	7,156	$20.77	$55,387
	3/16/2007	3,308	6,616	9,924	—	—	$20.77	$82,965
	3/16/2007	—	—	—	6,391	—	—	$132,741
	3/16/2007	—	—	—	2,130	—	—	$44,240

Lynne C. Wilson	3/16/2007	—	—	—	—	3,457	$20.77	$26,757
	3/16/2007	1,598	3,196	4,794	—	—	$20.77	$40,078
	3/16/2007	—	—	—	3,087	—	—	$64,117
	3/16/2007	—	—	—	1,029	—	—	$21,372

Outstanding Equity Awards at Fiscal Year-End 2007
     The following table summarizes the equity awards we have made to our Executive Officers which are outstanding as of December 31, 2007.

	Option Awards						Stock Awards
										Equity
										Incentive	Equity
										Plan	Incentive
									Market	Awards :	Plan
				Equity			Number		Value	Number	Awards :
				Incentive			of		of	of	Market or
				Plan			Shares		Shares	Unearned	Payout
				Awards;			or		or	Shares,	Value of
	Number	Number		Number			Units		Units	Units	Unearned
	of	of		of			of		of	or	Shares,
	Securities	Securities		Securities			Stock		Stock	Other	Units or
	Underlying	Underlying		Underlying			that		that	Rights	Other
	Unexercised	Unexercised		Unexercised	Option		Have		Have	that	Rights that
	Options	Options		Unearned	Exercise	Option	Not		Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		(#)	(#)	($)
Daniel P. Dyer	28,000	—		—	$4.23	4/30/2010	—		—	—	—
	51,240	—		—	$10.18	10/4/2011	—		—	—	—
	14,000	—		—	$3.39	1/17/2012	—		—	—	—
	7,000	—		—	$3.39	1/13/2013	—		—	—	—
	6,650	—		—	$10.18	1/13/2013	—		—	—	—
	11,000	9,000	[1]	—	$18.80	1/29/2014	—		—	—	—
	10,714	10,715	[2]	—	$17.52	1/11/2012	—		—	—	—
	2,004	6,012	[3]	—	$21.60	3/28/2013	—		—	—	—
	—	—		12,026 [6]	$21.60	3/28/2013	—		—	—	—
	—	9,314	[4]	—	$20.77	3/16/2014	—		—	—	—
	—	—		12,919 [7]	$20.77	3/16/2014	—		—	—	—
	—	—		—	—	—	2,760	[12]	$33,286	—	—
	—	—		—	—	—	9,000	[13]	$108,540	—	—
	—	—		—	—	—	2,833	[14]	$34,166	—	—
	—	—		—	—	—	2,495	[15]	$30,090	—	—
	—	—		—	—	—	8,320	[16]	$100,339	—	—
	—	—		—	—	—	2,773	[17]	$33,442	—	—

George D. Pelose	5,050	—		—	$5.01	7/27/2010	—		—	—	—
	7,000	—		—	$3.39	8/22/2011	—		—	—	—
	42,700	—		—	$10.18	10/4/2011	—		—	—	—
	28,000	—		—	$3.39	1/17/2012	—		—	—	—
	7,000	—		—	$3.39	1/13/2013	—		—	—	—
	6,055	—		—	$10.18	1/13/2013	—		—	—	—
	10,000	—		—	$14.00	11/11/2013	—		—	—	—
	6,875	5,625	[1]	—	$18.80	1/29/2014	—		—	—	—
	4,623	4,623	[2]	—	$17.52	1/11/2012	—		—	—	—
	973	2,918	[3]	—	$21.60	03/28/2013	—		—	—	—
	—	—		5,838 [8]	$21.60	3/28/2013	—		—	—	—
	—	7,156	[4]	—	$20.77	03/16/2014
	—	—		9,924 [9]	$20.77	03/16/2014
	—	—		—	—	—	712	[12]	$8,587	—	—
	—	—		—	—	—	3,883	[13]	$46,829	—	—
	—	—		—	—	—	1,294	[14]	$15,606	—	—
	—	—		—	—	—	1,211	[15]	$14,605	—	—
	—	—		—	—	—	28,050	[18]	$338,283	—	—
	—	—		—	—	—	—		—	25,500 [21]	$307,530
	—	—		—	—	—	6,391	[16]	$77,075	—	—
	—	—		—	—	—	2,130	[17]	$25,688	—	—

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive
							Market	Awards :	Plan
			Equity			Number	Value	Number	Awards :
			Incentive			Of	of	of	Market or
			Plan			Shares	Shares	Unearned	Payout
			Awards;			Or	or	Shares,	Value of
	Number	Number	Number			Units	Units	Units	Unearned
	Of	Of	of			of	of	or	Shares,
	Securities	Securities	Securities			Stock	Stock	Other	Units or
	Underlying	Underlying	Underlying			That	that	Rights	Other
	Unexercised	Unexercised	Unexercised	Option		Have	Have	that	Rights that
	Options	Options	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	(#)	(#)	($)
Lynne C. Wilson	634	1,904 [5]	—	$21.32	6/5/2013	—	—	—	—
	—	—	3,808 [10]	$21.32	6/5/2013	—	—	—	—
	—	3,457 [4]	—	$20.77	03/16/2014	—	—	—	—
	—	—	4,794 [11]	$20.77	3/16/2014	—	—	—	—
	—	—	—	—	—	9,100 [19]	$109,746	—	—
	—	—	—	—	—	1,932 [20]	$23,300	—	—
	—	—	—	—	—	—	—	6,825 [22]	$82,310
	—	—	—	—	—	3,087 [16]	$37,229	—	—
	—	—	—	—	—	1,029 [17]	$12,410	—	—

[1]	The expiration date of the options is ten years after the grant date. The options granted will vest and become exercisable over an eight year period at the following annual increments: 2.5% in first year; 5.0% in second year; 7.5% in third year; 10.0% in fourth year; 15.0% in fifth year; and 20.0% in each of the sixth, seventh and eighth years. On March 9, 2007 the Corporation reported GAAP net income greater than $17.0 million for a fiscal year, accelerating vesting of the options so that the remaining amount of unexercised shares from the seventh and eighth years of the vesting schedule became immediately exercisable.

[2]	Stock options vest at the rate of 25% per year, with vesting dates for the remaining 50% at 1/11/2008; and 1/11/2009.

[3]	Stock options vest at the rate of 25% per year, with vesting dates for the remaining 75% at 3/28/2008; 3/28/2009; and 3/28/2010.

[4]	Stock options vest at the rate of 25% per year, with vesting dates of 3/16/2008; 3/16/2009; 3/16/2010; and 3/16/2011.

[5]	Stock options vest at the rate of 25% per year, with vesting dates for the remaining 75% at 6/5/2008; 6/5/2009; and 6/5/2010.

[6]	The Performance Based non-qualified stock options were granted on March 28, 2006 at a strike price equal to $21.60 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 4,008; at 15.0%-16.49%, 8,017; at 16.5% or greater, 12,026.

[7]	The Performance Based non-qualified stock options were granted on March 16, 2007 at a strike price equal to $20.77 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 4,306; at 15.0%-16.49%, 8,612; at 16.5% or greater, 12,919.

[8]	The Performance Based non-qualified stock options were granted on March 28, 2006 at a strike price equal to $21.60 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,946; at 15.0%-16.49%, 3,892; at 16.5% or greater, 5,838.

[9]	The Performance Based non-qualified stock options were granted on March 16, 2007 at a strike price equal to $20.77 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 3,308; at 15.0%-16.49%, 6,616; at 16.5% or greater, 9,924.

[10]	The Performance Based non-qualified stock options were granted on June 5, 2006 at a strike price equal to $21.32 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,269; at 15.0%-16.49%, at 2,539; at 16.5% or greater, 3,808.

[11]	The Performance Based non-qualified stock options were granted on March 16, 2007 at a strike price equal to $20.77 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,598; at 15.0%-16.49%, 3,196; at 16.5% or greater, 4,794.

[12]	The shares were granted on March 9, 2004, and vest ten years from the grant date.

[13]	Represents grant of restricted shares made on January 11, 2005 (the grant date stock price was $17.52). The restrictions on these shares shall lapse on January 11, 2012. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2004 as the initial measurement point).

[14]	Represents matching grant of restricted stock under MSOP made on January 11, 2005 (the grant date stock price was $17.52). The restrictions on these matching restricted shares shall lapse on January 11, 2015. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on January 11, 2008) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

[15]	Represents matching grant of restricted stock under MSOP made on March 28, 2006 (the grant date stock price was $21.60). The restrictions on these matching restricted shares shall lapse on March 28, 2016. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on March 28, 2009) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

[16]	Represents grant of restricted shares made on March 16, 2007 (the grant date stock price was $20.77). The restrictions on these shares shall lapse on March 16, 2014. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2006 as the initial measurement point).

[17]	Represents matching grant of restricted stock under MSOP made on March 16, 2007 (the grant date stock price was $20.77). The restrictions on these matching restricted shares shall lapse on March 16, 2017. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on March 16, 2010) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

[18]	Represents an original grant of 33,000 of restricted shares granted on May 19, 2006, that vested 15% on May 19, 2007, and will vest 15% on May 19, 2008 and 70% on May 19, 2009.

[19]	Represents grant of restricted shares made on June 5, 2006 (the grant date stock price was $21.32). The restrictions on these shares shall lapse on June 5, 2010.

[20]	Represents grant of restricted shares made on June 5, 2006 (the grant date stock price was $21.32). The restrictions on these shares shall lapse on June 5, 2013. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2005 as the initial measurement point).

[21]	Shares of performance based restricted stock granted on May 19, 2006, whereby all or a portion of these shares may vest three years after the issuance date depending on the diluted EPS compound average growth rate over such three year period (i.e., the number of shares that vest could be 0; 8,500; 17,000; or 25,500).

[22]	Shares of restricted stock granted on June 5, 2006, whereby all or a portion of these shares may vest four years after the issuance date depending on the diluted EPS compound average growth rate over such four year period (i.e., the number of shares that vest could be 0; 2,275; 4,550; or 6,825).

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)	Vesting ($)
Daniel P. Dyer	—	—	8,279	$186,443
George D. Pelose	3,750	$70,837	8,307	$175,392
Lynne C. Wilson	—	—	—	—

(1)	The value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.
Securities Authorized for Issuance under Equity Compensation Plans
The following table discloses, as of December 31, 2007, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans Excluding
	Outstanding Options	Outstanding Options	Securities Reflected in
Plan Category	and Other Rights	and Other Rights	Column (a)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders
2003 Equity Compensation Plan	727,184	$13.20	275,791
2003 Employee Stock Purchase Plan	None	n/a	107,359
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None

Totals	727,184	$13.20	383,150

Potential Payments Upon Termination of Employment or Change in Control
The following tables show potential payments to Messrs. Dyer and Pelose upon termination of employment, including without limitation a change in control, assuming a December 31, 2007 termination date. Stock option benefit amounts are computed for each option as to which vesting will be accelerated upon the occurrence of the termination event by multiplying the number of shares underlying the option by the difference between the $12.06 closing price per share of our common stock on December 31, 2007 and the exercise price per share of the option. Restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $12.06 per share closing price of our common stock on December 31, 2007.
A description of the applicable provisions of the employment agreements for Messrs. Dyer and Pelose follows the tables.
Daniel P. Dyer

		Non-Change in
	Change in Control	Control
	Termination without	Termination without	For Cause or
	Cause or for Good	Cause or for Good	Voluntary	Death or
Benefit Type	Reason	Reason	Termination	Disability
Lump Sum Payments	$1,207,679	—	—	—
Bi-Weekly Payments	—	$1,207,679	—	—
Health and Welfare Benefits	$22,244	$22,244	—	—
Supplemental Life and Disability Insurance	$15,982	$15,982	—	—
Stock Options	—	—	—	—
Restricted Stock	$339,863	$339,863	—	$339,863
Excise Tax Gross-Ups	—	—	—	—
George D. Pelose

		Non-Change in
	Change in Control	Control
	Termination without	Termination without	For Cause or
	Cause or for Good	Cause or for Good	Voluntary	Death or
Benefit Type	Reason	Reason	Termination	Disability
Lump Sum Payment	$929,606	—	—	—
Bi-Weekly Payments	—	$929,606	—	—
Health and Welfare Benefits	$22,172	$22,172	—	—
Supplemental Life and Disability Insurance	$8,773	$8,773	—	—
Stock Options	—	—	—	—
Restricted Stock	$834,198	$834,198	—	$834,198
Excise Tax Gross-Ups	—	—	—	—

The Corporation has employment agreements with Messrs. Dyer and Pelose, which run through November 2009.
The Corporation may terminate the employment agreements for or without cause. A termination for cause requires a vote of two-thirds of our directors and prior written notice to the executive providing an opportunity to remedy the cause. Cause generally means: 1) willful fraud or material dishonesty by the executive in connection with the performance of his employment duties; 2) grossly negligent or intentional failure by the executive to substantially perform his employment duties; 3) material breach by the executive of certain protective covenants (as described below); or 4) the conviction of, or plea of nolo contendere to, a charge of commission of a felony by the executive.
The executive may terminate his employment agreement with or without good reason. A termination by the executive for good reason requires prior written notice providing the Corporation with the opportunity to remedy the good reason. Good reason generally means: 1) a material diminution in title or a material change in authority, duties, responsibilities or reporting lines not approved in writing by the executive; 2) a breach by the Corporation of its material obligations under the employment agreement; 3) the relocation of the Corporation’s principal office to a location more than 25 miles from Mt. Laurel, New Jersey, which is not approved by the executive; 4) any reduction in the executive’s base salary or target bonus percentage, or a material reduction in benefits; 5) the occurrence of a change in control (as defined in the agreements); or 6) a written notice of non-extension of the employment agreement given by the Corporation.
Pursuant to the terms of their employment agreements, if the employment of Messrs. Dyer or Pelose ends for any reason, the Corporation will pay accrued salary, bonuses and incentive payments already determined and other existing obligations. In addition, if the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason (which includes the occurrence of a change in control (as defined in the agreements)), the Corporation will be obligated to pay the executive an amount equal to two times the sum of the executive’s then current base salary plus the average bonus earned by the executive for the two preceding fiscal years payable over an 18-month period; provided, however, that such amount shall be paid to the executive in a lump sum if such termination occurs six months prior to or following a change in control. In addition, the executive will be entitled to the continuation of the benefits in place at the time of termination for two years thereafter. In the event of a termination by the Corporation for any reason other than for cause, all of the options, restricted stock and other stock incentives granted to the executive will become fully vested, and the executive will have up to two years in which to exercise all vested options that were granted after the commencement of the employment agreement. If any payments due to the executive under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Corporation will be required to gross up the executive’s payments for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment.
Upon termination of the employment agreement, the executive will be subject to certain protective covenants. If the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason, the executive will be prohibited from competing with the Corporation and from soliciting its customers for an 18-month period; provided that such period shall be 12 months for all other terminations. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.
Compensation Committee Interlocks and Insider Participation
The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee or the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2007.
Report of the Audit Committee
Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accountants, Deloitte & Touche LLP, are responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information.

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2007, with the Corporation’s management. The Audit Committee has discussed with the outside independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards, AU §380).
The outside independent registered public accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.
This report is submitted by the members of the Audit Committee of the Board of Directors:
John J. Calamari (Chairman)
James W. Wert
Kevin J. McGinty
Independent Registered Public Accountants
A representative of Deloitte & Touche LLP, the Corporation’s independent registered public accountants, will be present at the Annual Meeting and will be given the opportunity to make a statement if desired. The representative will also be available to respond to appropriate questions.
The following sets forth the fees paid to the Corporation’s independent registered public accountants for the last two fiscal years:

	2007	2006
Audit Fees	$911,270	$880,012
Audit-Related Fees	$31,335	$27,158
Tax Fees	$19,500	$0
All Other Fees	$0	$0

Total	$962,105	$907,170
Audit Fees. Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. This category also includes annual agreed upon procedures relating to servicer reviews and the issuance of term asset-backed securitizations.
Audit-Related Fees. Consists of fees related to audits of the Corporation’s 401(k) Plan by Deloitte & Touche LLP.
Tax Fees. Consists of assistance rendered in preparation of various state corporate tax returns and proxy disclosures.
The Audit Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.
Certain Relationships and Related Transactions
The Corporation obtains all of its commercial, healthcare and other insurance coverage through The Selzer Company, an insurance broker located in Warrington, Pennsylvania. Richard Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is the President of The Selzer Company. We do not have any contractual arrangement with The Selzer Company or Richard Dyer, nor do we pay either of them any direct fees. Insurance premiums paid to The Selzer Company totaled $521,000 in 2007.
Joseph Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is a vice president in our treasury group and was paid compensation in excess of $120,000 for such services in 2007.

On March 11, 2008, the Corporation received approval from the Federal Deposit Insurance Corporation (“FDIC”) for federal deposit insurance for its wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”), and approved the Bank to commence operations effective March 12, 2008. As a result of the approval, the Corporation became subject to the terms, conditions and obligations of a Letter Agreement, dated as of June 18, 2007 (the “Letter Agreement”), by and among the Corporation, Peachtree Equity Investment Management, Inc. (“Peachtree”) and WCI (Private Equity) LLC (“WCI”). On March 26, 2007, the Corporation announced that it had received correspondence from the FDIC approving the application for federal deposit insurance for the Bank, subject to certain conditions set forth in the order issued by the FDIC, dated as of March 20, 2007 (the “Order”). The Order provided that the approval of the Corporation’s Bank application was conditioned on Peachtree and WCI, whose sole manager is Peachtree, executing a passivity agreement with the FDIC to eliminate Peachtree and WCI’s ability to control the Bank. Therefore, Peachtree, WCI and the FDIC entered into a Passivity Agreement, dated as of June 18, 2007 (the “Passivity Agreement”), which would be deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. In connection with the execution of the Passivity Agreement, the Corporation entered into the Letter Agreement, which is also deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. Therefore, the effective date for both the Passivity Agreement and the Letter Agreement is March 11, 2008. Under the terms of the Letter Agreement, the Corporation agreed to create one vacancy on the Corporation’s Board of Directors by increasing the size of the Board from six to seven directors. The Corporation also agreed to take all necessary action to appoint one individual proposed by Peachtree and WCI as a member of the Board who will serve as a director until the expiration of the term at the Annual Meeting. In addition, the Corporation agreed to include an individual proposed by Peachtree and WCI on the Board’s slate of nominees for election as a director of the Corporation and to use its best efforts to cause the election of such individual so long as Peachtree and WCI are subject to the terms and conditions of the Passivity Agreement.
Section 16(a) Beneficial
Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2007 were filed on time except that the Corporation, on behalf of John J. Calamari, Lawrence J. DeAngelo, Edward Grzedzinski, Kevin J. McGinty and James W. Wert, our independent Directors, failed to timely file Form 4’s to report the annual equity grants made to the independent Directors on May 25, 2007. The Corporation filed the Form 4’s for such grants on July 23, 2007 on behalf of Lawrence J. DeAngelo, Edward Grzedzinski, Kevin J. McGinty and James W. Wert, and on July 24, 2007 on behalf of John J. Calamari.
Shareholder Proposals
In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2009, all shareholder proposals must be submitted to the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 22, 2008.
Additional Information
Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Service Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relation’s section of the Corporation’s website at www.marlincorp.com.

Other Matters
The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ GEORGE D. PELOSE
George D. Pelose Secretary
Mount Laurel, New Jersey April 22, 2008

APPENDIX A
AMENDMENT 2008-1
to the
MARLIN BUSINESS SERVICES CORP.
2003 EQUITY COMPENSATION PLAN
     WHEREAS, the Marlin Business Services Corp. (the “Company”) maintains the Marlin Business Services Corp. 2003 Equity Compensation Plan (the “Plan”) for the benefit of eligible employees of the Company and its subsidiaries, non-employee directors, consultants and advisors;
     WHEREAS, since the adoption of the Plan, shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), have been issued to eligible participants consistent with the terms and conditions of the Plan; and
     WHEREAS, in consideration of the number of unissued shares of Common Stock remaining in the Plan and the anticipated number of shares of Common Stock to be issued or transferred under the Plan during the foreseeable future, the Board of Directors of the Company desires to amend the Plan to increase the total number of shares of Common Stock authorized for issuance or transfer under the Plan by an additional 1,200,000 shares, to a total of 3,300,000 shares.
     NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s shareholders, the Plan is hereby amended as follows:
     The first sentence of Section 3(a) of the Plan is hereby amended in its entirety to read as follows:
“Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 3,300,000 shares; provided, however, that not more than 1,650,000 shares of Company Stock shall be available for issuance as Stock Awards (excluding restricted shares received as a result of an early exercise of an Option pursuant to Section 5(d)(ii)), Stock Units and Other Equity Awards.”
     IN WITNESS WHEREOF, to record the adoption of this Amendment 2008-1 to the Plan, the Company has caused the execution of this instrument on this           day of           , 2008.

Attest:	MARLIN BUSINESS SERVICES CORP.
By:
Title:

PROXY
MARLIN BUSINESS SERVICES CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MARLIN BUSINESS SERVICES CORP.
I/We hereby appoint George D. Pelose and Lynne C. Wilson, or any one of them with power of substitution in each, as proxy-holders for me/us, and hereby authorize them to represent me/us at the 2008 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, on May 22, 2008 at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present.

I. Election of Directors	☐ FOR all nominees listed	☐ WITHHOLD all nominees listed
(except as written to the contrary below)
NOMINEES:   01-Daniel P. Dyer,      02- John J. Calamari,      03-Lawrence J. DeAngelo,      04-Edward Grzedzinski,
                         05-Kevin J. McGinty,      06-James W. Wert, and      07-Matthew J. Sullivan
(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write their name(s) on the line below)

II.	Approval of Amendment to Increase by 1,200,000 the Number of Shares Authorized for Issuance under the Corporation’s 2003 Equity Compensation Plan and Approval of the Corporation’s 2003 Equity Compensation Plan, as Amended.

☐ FOR	☐ AGAINST	☐ ABSTAIN
THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR ITEM II, AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.
THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.
I/we hereby acknowledge the receipt, prior to the signing of this Proxy, of a Notice of Annual Meeting of Shareholders and an attached Proxy Statement for the 2008 Annual Meeting, and the Annual Report of Marlin Business Services Corp. for the year ended December 31, 2007.

DATE: , 2008

Signature

Signature

Please sign exactly as your name appears above and print the date on which you sign the proxy in the spaces provided above.

If signed on behalf of a corporation, please sign in corporate name by an authorized officer. If signing as a representative, please give full title as such. For joint accounts, only one owner is required to sign.